UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2017

KSIX Media Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52522	98-0550352
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10624 S. Eastern Ave., Suite A-910 Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 701-8030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement

Item 9.01 Financial Statements and Exhibits

SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On December 5, 2017, KSIX Media Holdings, Inc. and certain of its subsidiaries (collectively, the “Company”) entered into a Settlement Agreement with Salksanna, LLC relating to two separate promissory notes dated September 29, 2016 and October 29, 2016 (the “Salksanna Notes”), each in the original principal amount of $53,542.33 and a counterclaim filed by the Company with respect to the enforcement of the obligations evidenced by the Salksanna Notes. Under the terms of the Settlement Agreement, the Company paid Salksanna $110,000 cash in full satisfaction of all amounts due pursuant to the Salksanna Notes and all amounts claimed by the Company under its counterclaim. The parties also agreed to file a joint stipulation with prejudice of all litigation related to the Salksanna Notes and executed a mutual general release with respect to the matter.

On December 7, 2017, the Company and certain corporate and individual guarantors entered into a Settlement Agreement with TCA Global Credit Master Fund, L.P. (“TCA”) with respect to a convertible promissory note in the original face amount of $750,000 (the TCA Note”). This matter was also the subject of litigation filed in Broward County, Florida. Under the terms of the Settlement Agreement, the Company paid TCA $375,000 cash to settle all obligations between the parties. In addition, TCA agreed to the cancellation of 1,782,000 shares of Company Common Stock which it had held, dismissal with prejudice of the pending litigation and release of all security interests and guarantees it held related to the TCA Note. The parties also entered into a mutual general release with respect to the matter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KSIX Media Holdings, Inc.

By:	/s/ Kevin Brian Cox
Name:	Kevin Brian Cox
Title:	President

Dated: December 19, 2017